Exhibit 5.1

TELEPHONE: 1-212-558-4000 FACSIMILE: 1-212-558-3588 WWW.SULLCROM.COM	125 Broad Street New York, New York 10004-2498 LOS ANGELES • PALO ALTO • WASHINGTON, D.C. BRUSSELS • FRANKFURT • LONDON • PARIS BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY

November 10, 2025

Bakkt Holdings, Inc.,

One Liberty Plaza,

One Liberty Street, Suite 305-306,

New York, New York, 10006.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 1,619,143 shares of Class A common stock, par value $0.0001 per share (the “Securities”), of Bakkt Holdings, Inc., a Delaware corporation (the “Company”), issuable upon the vesting and settlement of performance-based restricted stock units (the “Inducement PSUs”) and service-based restricted stock units (“Inducement RSUs” and together with the Inducement PSUs, the “Inducement Grant”) to be granted to Akshay Naheta as inducement for acceptance of employment with the Company as Co-Chief Executive Officer pursuant to the Stand-Alone Performance Unit Agreement, dated as of April 21, 2025, by and between the Company and Akshay Naheta, and the Stand-Alone Inducement Restricted Stock Unit Agreement, dated as of April 21, 2025, by and between the Company and Akshay Naheta, respectively, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that when the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act and the Securities have been duly issued in accordance with the Inducement Grant, the Securities will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Bakkt Holdings, Inc.	-2-

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP